Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Tailwind Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Titles	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid
	Equity	New Nuburu Series A Preferred Stock(2)		12,500	$0.00(2)	$0.00(3)	.0001120	$0.00
	Equity	New Nuburu Common Stock issuable upon the conversion of the New Nuburu Series A Preferred Stock(4)		25,000	$0.00(4)	$0.00(5)	.0001120	$0.00

Fees Previously Paid
	Equity	New Nuburu Series A Preferred Stock(2)		3,374	$0.00(2)	$0.00(3)	.0001120	$0.00
	Equity	New Nuburu Common Stock issuable upon the conversion of the New Nuburu Series A Preferred Stock(4)		6,748	$0.00(4)	$0.00(5)	.0001120	$0.00
	Equity	New Nuburu Common Stock(6)		35,000,000	$10.02(7)	$350,700,000(7)	.0000927(8)	$32,509.89
	Equity	New Nuburu Series A Preferred Stock(2)		5,943,636	$0.00(2)	$0.00(3)	.0000927(8)	$0.00
	Equity	New Nuburu Common Stock issuable upon the conversion of the New Nuburu Series A Preferred Stock(4)		11,887,272	$0.00(4)	$0.00(8)	.0000927(8)	$0.00

		Total Offering Amounts				$350,700,000		—
		Total Fees Previously Paid						$32,509.89
		Total Fee Offsets						$32,509.89
		Net Fee Due						$0.00

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The number of shares of New Nuburu Series A Preferred Stock being registered represents (i) 500,000 shares of New Nuburu Series A Preferred Stock that will be issued to Anzu Partners upon the exercise of a warrant to be issued to Anzu Partners pursuant to the Services Agreement, (ii) up to the 4,232,841 shares of New Nuburu Series A Preferred Stock issued to the Tailwind public stockholders and the Sponsor at the Closing, (iii) 639,039 shares of New Nuburu Series A Preferred Stock issued to holders of the Company Notes (estimated based on $5.3 million of Company Notes issued by Nuburu as of the date of this registration statement, and assuming accrual of interest on the Company Notes through December 31, 2022), and (iv) up to 587,630 shares of New Nuburu Series A Preferred Stock granted to Nuburu stockholders who have not waived their right to participate in the Preferred Stock Issuance (as of the date of this registration statement, Nuburu stockholders entitled to receive approximately 98% of the New Nuburu Common Stock to be issued as merger consideration pursuant to the Business Combination Agreement have agreed to waive such right by entering into the Stockholder Support Agreement (for clarity, excluding any shares to be received as a result of the conversion of any Company Notes)).

(3)	The maximum offering price for the New Nuburu Series A Preferred Stock is $0.00, because the shares are not being issued in a manner that requires the payment of a registration fee pursuant to Rule 457.
(4)	The number of shares of New Nuburu Common Stock being registered represents the sum of (i) 1,000,000 shares of New Nuburu Common Stock to be issued upon the conversion of the 500,000 shares of New Nuburu Series A Preferred Stock underlying a warrant to be issued to Anzu Partners pursuant to the Services Agreement, (ii) up to 8,465,682 shares of New Nuburu Common Stock reserved for issuance upon the conversion of up to 4,232,841 shares of New Nuburu Series A Preferred Stock issued to the Tailwind public stockholders and the Sponsor at the Closing (iii) 1,278,078 shares of New Nuburu Common Stock to be issued upon the conversion of the 639,039 shares of New Nuburu Series A Preferred Stock issued to holders of the Company Notes (estimated based on $5.3 million of Company Notes issued by Nuburu as of the date of this registration statement, and assuming accrual of interest on the Company Notes through December 31, 2022), and (iv) up to 1,175,260 shares of New Nuburu Common Stock reserved for issuance upon the conversion of up to 587,630 shares of New Nuburu Series A Preferred Stock granted to Nuburu stockholders who have not waived their right to participate in the Preferred Stock Issuance (as of the date of this registration statement, Nuburu stockholders entitled to receive approximately 98% of the New Nuburu Common Stock to be issued as merger consideration pursuant to the Business Combination Agreement have agreed to waive such right by entering into the Stockholder Support Agreement (for clarity, excluding any shares to be received as a result of the conversion of any Company Notes)), in each case assuming an exchange ratio of approximately 2.0 shares of New Nuburu Common Stock for issued for each share of New Nuburu Series A Preferred Stock, which is the highest possible exchange ratio under the Certificate of Designations.
(5)	The registration fee for the New Nuburu Common Stock issuable upon the conversion of the Nuburu Series A Preferred Stock is $0.00 based on Rule 457(i).
(6)	The number of shares of New Nuburu Common Stock being registered represents (i) the shares of New Nuburu Common Stock that will be issued to the holders of Nuburu Common Stock and Nuburu Preferred Stock, and to be issued upon (ii) the exercise of Nuburu Options and the vesting of Nuburu RSUs, (iii) the automatic exercise of the Nuburu warrants and (iv) the conversion of the Company Notes in connection with the Business Combination described in the proxy statement/prospectus forming part of this registration statement.
(7)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock of Tailwind on the NYSE on September 12, 2022 ($10.02 per share of Class A Common Stock) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.
(8)	Reflects the filing fee rate in effect at the time of the initial filing of this registration statement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	—	—	—	—	—	—	—	—	—	—
Fee Offset Sources	—	—	—	—	—	—	—	—	—	—
Rule 457(p)
Fee Offset Claims	—	—	—	—	—	—	—	—	—	—
Fee Offset Sources	Tailwind Acquisition Corp.	Form S-4	333-254729	March 25, 2021	—	—	—	—	—	$32,509.89

(1)	The registrant paid a registration fee of $94,959.55 in connection with the registration of 85,500,000 shares of Class A Common Stock, par value $0.0001 per share, registered under the Registration Statement on Form S-4, filed on March 25, 2021 (File No. 333-254729) (the “Prior S-4”). The Prior S-4 was not declared effective, and no securities were sold thereunder. The Prior S-4 was withdrawn by filing a Form RW on August 23, 2021. In accordance with Rule 457(p) under the Securities Act, the total amount of the registration fee due upon the initial filing of this registration statement was offset by $32,509.89, representing $32,509.89 of the $94,959.55 fee paid in connection with the Prior Registration Statement, and no filing fee is due hereunder. A total amount of $62,449.66 remains available for future setoff pursuant to Rule 457(p).